As filed with the Securities and Exchange Commission on March 21, 2003

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

NETSCREEN TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0469208
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

805 11th Avenue, Building 3

Sunnyvale, California 94089

(Address of Principal Executive Offices, including Zip Code)

2001 Equity Incentive Plan

2001 Employee Stock Purchase Plan

(Full Title of the Plans)

Remo E. Canessa

Chief Financial Officer and Secretary

NetScreen Technologies, Inc.

805 11th Avenue, Building 3

Sunnyvale, California 94089

(408) 543-2100

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Horace L. Nash, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street,

Mountain View, California 94041

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, par value $0.001 per share	3,894,650	(1)	$16.25(2)	$63,268,589	$5,118

Common Stock, par value $0.001 per share	86,360	(1)	$13.81(2)	$ 1,192,480	$ 96

Total	3,981,010				$5,214

(1)	Represents 3,894,650 shares automatically reserved for issuance upon the exercise of stock options that may be granted under the 2001 Equity Incentive Plan and 86,360 shares automatically reserved for issuance upon the exercise of purchase rights that may be granted under the 2001 Employee Stock Purchase Plan.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low sales prices of NetScreen Common Stock reported on the Nasdaq National Market on March 20, 2003. For the 2001 Employee Stock Purchase Plan, this amount is multiplied by 85%, which is the percentage of the price per share applicable to purchases under such plan.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

This registration statement on Form S-8 registers 3,894,650 additional shares of common stock automatically reserved for issuance under the Registrant’s 2001 Equity Incentive Plan and 86,360 shares automatically reserved for issuance upon the exercise of purchase rights that may be granted under the 2001 Employee Stock Purchase Plan, pursuant to the terms of those plans. This registration statement on Form S-8 hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 (Registration No. 333-75004) filed with the Securities and Exchange Commission on December 13, 2001.

Item 5.    Interests of Named Experts and Counsel.

Fenwick & West LLP and an investment entity affiliated with Fenwick & West LLP beneficially own an aggregate of 22,818 shares of the Registrant’s Common Stock.

An attorney employed by Fenwick & West LLP has indirect beneficial ownership of an option to purchase approximately 18,000 shares of the Registrant’s Common Stock.

Item 8.    Exhibits.

Exhibit Number	Exhibit Description

4.01	Registrant’s 2001 Equity Incentive Plan, as amended February 21, 2003, and form of stock option agreement.

5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of Ernst & Young LLP, independent auditors.

24.01	Power of Attorney (see page 3).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, state of California, on the 21st day of March, 2003.

NETSCREEN TECHNOLOGIES, INC.

By:	/s/ ROBERT D. THOMAS
Robert D. Thomas President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below and on the following page constitutes and appoints Robert D. Thomas and Remo E. Canessa, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
Principal Executive Officer:

/s/ ROBERT D. THOMAS Robert D. Thomas	President, Chief Executive Officer and Director	March 21, 2003

Principal Financial Officer and Principal Accounting Officer:

/s/ REMO E. CANESSA Remo E. Canessa	Chief Financial Officer and Corporate Secretary	March 21, 2003

Additional Directors:

/s/ FENG DENG Feng Deng	Vice President of Engineering and Director	March 21, 2003

/s/ ALAN L. EARHART Alan L. Earhart	Director	March 21, 2003

/s/ MICHAEL L. GOGUEN Michael L. Goguen	Director	March 21, 2003

/s/ KATHERINE M. JEN Katherine M. Jen	Director	March 21, 2003

/s/ FRANK J. MARSHALL Frank J. Marshall	Director	March 21, 2003

/s/ THOMAS F. MENDOZA Thomas F. Mendoza	Director	March 21, 2003

/s/ VICTOR E. PARKER, JR. Victor E. Parker, Jr.	Director	March 21, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit Description

4.01	Registrant’s 2001 Equity Incentive Plan, as amended February 21, 2003, and form of stock option agreement.

5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of Ernst & Young LLP, independent auditors.

24.01	Power of Attorney (see page 3).